Fee Schedule for Custody Accounts
For Clients of [Chandler Asset Management, Inc.] (The "Investment Adviser")

U.S.  B ANK

MARKET  VALUE  FEES :  .75  BPS

CUSTODY  SERVICES

■	Safekeeping of assets	■	Income collection
■	Transaction settlement	■	Corporate action processing
■	Automated Cash Management (ACM) (Sweep)	■	Proxy distribution
■	Online account access	■	Securities pricing
■	Consolidated accounting & reporting	■	Class action proceeds collection

ITEMIZED  FEES

■	Domestic trades	■	Included
■	Mutual funds transactions	■	Included
■	Security holding fees	■	Included
■	Cash receipts and disbursements	■	Included

S E R V I C E  A ND  F EE  A SS U M PT I O N S

■
The above description of custody services is provided for convenience only.   For a complete description of services that U.S. Bank National Association ("USBNA") expects to provide to the account, see the account's governing custody agreement.   In the event of any inconsistency between the above description and such agreement, such agreement prevails with respect to the powers, rights, and duties of USBNA.

■	Fees are charged to the account monthly.

■	The account does not hold plan or IRA assets.

■	USBNA does not act as trustee or investment manager of the account's assets or provide investment advice with respect to such assets. The Investment Adviser has sole discretion to invest the account's assets and is (i) registered as an investment adviser with the U.S. Securities and Exchange Commission or state securities agency where it has its principal place of business or (ii) acting in a fiduciary capacity under 12 CFR Part 9 or state law.

■	The sweep vehicle designated for the account is a fund sponsored by a USBNA affiliate or is a USBNA deposit.

■	USBNA may amend this fee schedule by delivering an amended and restated fee schedule or another written notice to the client. Such amendment will be effective thirty (30) calendar days after such delivery.

The Client hereby executes this Fee Schedule as of this 8th day of August, 2016.

Client:	Ultra Short Government Fund & Ultra Short Prime Fund

By:	/s/ Katherine M. Honey
(Signature of Client's authorized officer)

Katherine M. Honey
(Printed name of Client's authorized officer)

Its:	President, Leeward Investment Trust
(Title of Client's authorized officer)